Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES REPORTS SECOND QUARTER 2018 REVENUES AND EARNINGS

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except per share amounts)	2018	2017	% Change	2018	2017	% Change
Total revenues	$619,130	$519,508	19%	$1,181,814	$1,020,729	16%
Trucking revenues, net of fuel surcharge	395,094	347,433	14%	759,282	677,922	12%
Werner Logistics revenues	134,012	100,804	33%	251,432	200,657	25%
Operating income	50,783	36,913	38%	85,898	62,885	37%
Net income	38,264	23,219	65%	66,071	39,238	68%
Earnings per diluted share	0.53	0.32	65%	0.91	0.54	68%

Adjusted operating income (1)	58,538	36,913	59%	93,653	62,885	49%
Adjusted net income (1)	44,069	23,219	90%	71,876	39,238	83%
Adjusted diluted earnings per share (1)	0.61	0.32	90%	0.99	0.54	83%

(1) See GAAP to non-GAAP reconciliation schedule.

OMAHA, NEBRASKA, July 23, 2018 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, reported improved revenues and earnings for the second quarter ended June 30, 2018. Adjusted earnings per diluted share increased 90% and were $0.61 for second quarter 2018 compared to earnings per diluted share of $0.32 for second quarter 2017.

During second quarter 2018 we accrued $11.3 million of pre-tax insurance and claims expense (including interest of $1.3 million) related to a previously disclosed adverse jury verdict that we are appealing. We also recorded a $3.5 million pre-tax gain on the sale of real estate. The GAAP to non-GAAP reconciliation schedule on page 5 provides more information about these items.

We are very proud and sincerely thank our professional driver, maintenance and office associates for their efforts throughout the quarter to exceed our customer, shareholder and internal expectations for safety, service and financial results. They exemplify our mantra that Average is for Other People.

Second quarter 2018 freight demand in our One-Way Truckload fleet was much stronger than normal. Demand was consistently strong each month of second quarter 2018 and was broad-based geographically. Freight volumes thus far in July 2018 continue to be strong.

Average revenues per tractor per week increased 9.5% in second quarter 2018 compared to second quarter 2017 due to a 13.3% increase in average revenues per total mile, partially offset by a 3.3% decrease in average miles per truck. The increase in average revenues per total mile was due primarily to higher

Werner Enterprises, Inc. - Release of July 23, 2018

contractual rates, more freight choices with higher rates, support for customer surge business, lane mix changes and growth in our Dedicated business. Our average revenues per total mile increase expectation for the full year 2018 compared to 2017 is between 9% to 12%. The growth in our Dedicated fleet of 565 trucks year over year is responsible for the decrease in average miles per truck as this business typically has shorter miles per trip at a higher rate per mile. Changing industry dynamics are occurring as customers shift freight from one-way fleets to shorter length of haul dedicated fleets, which result in the need for more trucks to haul the same amount of freight. Our total miles increased 0.4% in second quarter 2018 compared to second quarter 2017, despite a 3.8% growth in average trucks in service.

In second quarter 2018, we averaged 7,548 trucks in service in the Truckload Transportation Services (Truckload) segment and 40 intermodal drayage trucks in the Werner Logistics segment. We ended second quarter 2018 with 7,700 trucks in the Truckload segment, a year-over-year increase of 385 trucks and a sequential increase of 315 trucks, due primarily to new Dedicated fleets that have been added. Our Dedicated unit ended second quarter 2018 with 4,380 trucks (or 57% of our total Truckload segment fleet) compared to 3,815 trucks at the end of second quarter 2017.

We are continuing to invest in newer trucks and trailers in 2018 to improve our driver experience, raise operational efficiency and more effectively manage our maintenance, safety and fuel costs. The average age of our truck fleet remains low by industry standards and was 1.9 years as of June 30, 2018. Net capital expenditures in the first half of 2018 were $174.8 million compared to $66.0 million in the first half of 2017. We expect net capital expenditures for 2018 to be in the range of $325 million to $375 million. This range allows for increased investment in our tractor and trailer fleet as a result of the Tax Cuts and Jobs Act of 2017. It reflects increased confidence in potential growth due to a strong Dedicated pipeline and overall market demand. Tractor allocations between fleets are made based on relative returns, and growth is dependent on improved margins and continued success attracting and retaining quality drivers in an extremely challenging market.

The driver recruiting market is increasingly difficult. Several ongoing market factors persist including a declining number of, and increased competition for, driver training school graduates, an historically low national unemployment rate, aging truck driver demographics and increased truck safety regulations including the regulation changes for electronic logging devices. We continue to take significant actions to strengthen our driver recruiting and retention to make Werner a preferred choice for the best drivers, including raising driver pay, maintaining a new truck and trailer fleet, purchasing best-in-class safety and training features for all new trucks, investing in our driver training school network and collaborating with customers to improve or eliminate unproductive freight. These efforts continue to have positive results on our driver turnover with our second quarter 2018 driver turnover percentage being the lowest in the last 20 years.

Due to growth in company trucks and a decline in independent contractor trucks in second quarter 2018 compared to second quarter 2017, company truck miles increased by approximately 5 million miles and independent contractor miles decreased by approximately 4 million miles. This caused a shift in expense from rent and purchased transportation expense to most other operating expense categories in second quarter 2018 compared to second quarter 2017.

Gains on sales of assets were $8.6 million in second quarter 2018, which included a $3.5 million gain on the sale of real estate. This compares to gains on sales of assets of $2.5 million in second quarter 2017. In second quarter 2018, we sold more trucks and fewer trailers than in second quarter 2017. We realized higher average gains per truck and higher average gains per trailer in second quarter 2018 compared to second quarter 2017. The used truck pricing market for the Company’s used trucks has improved in recent months, while we continued to make progress increasing the number of our late-model trucks sold via our proprietary retail network. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

Werner Enterprises, Inc. - Release of July 23, 2018

Diesel fuel prices were 65 cents per gallon higher in second quarter 2018 than in second quarter 2017 and were 19 cents per gallon higher than in first quarter 2018. For the first 23 days of July 2018, the average diesel fuel price per gallon was 67 cents higher than the average diesel fuel price per gallon in the same period of 2017 and 49 cents higher than in third quarter 2017. The components of our total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $68.0 million and $49.5 million in second quarters 2018 and 2017, respectively, and $128.8 million and $97.5 million in the year-to-date 2018 and 2017 periods, respectively), excluding the $11.3 million expense for the adverse jury verdict, are shown below.

	Three Months Ended June 30,			Six Months Ended June 30,
Truckload Transportation Services	2018	2017	Difference	2018	2017	Difference
Operating ratio	90.8%	91.1%	(0.3)%	91.5%	92.5%	(1.0)%
Operating ratio, net of fuel surcharge	89.2%	89.8%	(0.6)%	90.1%	91.4%	(1.3)%
Adjusted operating ratio, net of fuel surcharge	86.4%	89.8%	(3.4)%	88.6%	91.4%	(2.8)%

Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the Truckload segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset based Werner Logistics segment. Werner Logistics includes Brokerage, Freight Management, Intermodal, Werner Global Logistics (International) and Werner Final Mile.

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
Werner Logistics (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$134,012	100.0	$100,804	100.0	$251,432	100.0	$200,657	100.0
Rent and purchased transportation expense	112,918	84.3	85,453	84.8	213,194	84.8	169,770	84.6
Gross margin	21,094	15.7	15,351	15.2	38,238	15.2	30,887	15.4
Other operating expenses	15,492	11.5	13,066	12.9	29,879	11.9	25,553	12.7
Operating income	$5,602	4.2	$2,285	2.3	$8,359	3.3	$5,334	2.7

In second quarter 2018, Werner Logistics revenues increased $33.2 million, or 33%, and operating income dollars increased $3.3 million, or 145%, compared to second quarter 2017. The Werner Logistics gross margin percentage in second quarter 2018 of 15.7% increased 51 basis points compared to the gross margin percentage of 15.2% in second quarter 2017. In second quarter 2018, all of the Werner Logistics service offerings achieved revenue growth year over year, with the largest being 51% in our truck brokerage solution which is also our largest offering in terms of total revenues. The Werner Logistics operating income percentage improved sequentially the last four quarters, from 1.3% in third quarter 2017 to 1.8% in fourth quarter 2017 to 2.3% in first quarter 2018 to 4.2% in second quarter 2018. We continue to see strong customer acceptance of the value of the Werner Logistics portfolio of service offerings, particularly as the market strengthens and shippers tend to consolidate their logistics business with the stability of larger asset-backed logistics providers.

Our effective income tax rate in second quarter 2018 of 24.8% was slightly lower than our expected range of 25% to 26% due primarily to the benefit of discrete state income tax items. We expect our effective income tax rate to be in the range of 25% to 26% going forward.

Werner Enterprises, Inc. - Release of July 23, 2018

Our financial position remains strong. As of June 30, 2018, we had $95 million of debt outstanding and over $1.2 billion of stockholders’ equity. During second quarter 2018, we repurchased 627,652 shares of our common stock for a total cost of $22.9 million.

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
	$	%	$	%	$	%	$	%
Operating revenues	$619,130	100.0	$519,508	100.0	$1,181,814	100.0	$1,020,729	100.0
Operating expenses:
Salaries, wages and benefits	196,115	31.7	169,543	32.6	378,909	32.1	330,382	32.3
Fuel	65,665	10.6	45,129	8.7	124,697	10.5	90,285	8.8
Supplies and maintenance	45,681	7.4	40,058	7.7	91,420	7.7	78,290	7.7
Taxes and licenses	22,651	3.7	21,638	4.2	45,144	3.8	42,424	4.2
Insurance and claims	30,689	4.9	19,827	3.8	51,847	4.4	39,667	3.9
Depreciation	56,551	9.1	53,705	10.3	112,057	9.5	109,041	10.7
Rent and purchased transportation	151,433	24.5	124,634	24.0	287,355	24.3	251,059	24.6
Communications and utilities	3,928	0.6	3,887	0.8	8,035	0.7	7,959	0.8
Other	(4,366)	(0.7)	4,174	0.8	(3,548)	(0.3)	8,737	0.8
Total operating expenses	568,347	91.8	482,595	92.9	1,095,916	92.7	957,844	93.8
Operating income	50,783	8.2	36,913	7.1	85,898	7.3	62,885	6.2
Other expense (income):
Interest expense	490	0.1	624	0.1	972	0.1	1,400	0.1
Interest income	(693)	(0.1)	(876)	(0.1)	(1,433)	(0.1)	(1,790)	(0.1)
Other	78	—	152	—	131	—	205	—
Total other expense (income)	(125)	—	(100)	—	(330)	—	(185)	—
Income before income taxes	50,908	8.2	37,013	7.1	86,228	7.3	63,070	6.2
Income tax expense	12,644	2.0	13,794	2.6	20,157	1.7	23,832	2.4
Net income	$38,264	6.2	$23,219	4.5	$66,071	5.6	$39,238	3.8

Diluted shares outstanding	72,376		72,492		72,522		72,469
Diluted earnings per share	$0.53		$0.32		$0.91		$0.54

Werner Enterprises, Inc. - Release of July 23, 2018

	GAAP TO NON-GAAP RECONCILIATION
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating revenues	$619,130	$519,508	$1,181,814	$1,020,729

Operating expenses	568,347	482,595	1,095,916	957,844
Adjusted for:
Insurance and claims (1)	(11,250)	—	(11,250)	—
Gain on sale of real estate (2)	3,495	—	3,495	—
Adjusted operating expenses	560,592	482,595	1,088,161	957,844
Adjusted operating income (3)	58,538	36,913	93,653	62,885
Total other expense (income)	(125)	(100)	(330)	(185)
Adjusted income before income taxes	58,663	37,013	93,983	63,070
Adjusted income tax expense	14,594	13,794	22,107	23,832
Adjusted net income (3)	44,069	23,219	71,876	39,238
Diluted shares outstanding	72,376	72,492	72,522	72,469
Adjusted diluted earnings per share (3)	$0.61	$0.32	$0.99	$0.54

(1) During second quarter 2018, we accrued $11.3 million of pre-tax insurance and claims expense (including interest of $1.3 million) related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. The Company is appealing this verdict. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(2) During second quarter 2018, we sold a parcel of real estate which resulted in a $3.5 million pre-tax gain on sale. This item is included in Corporate in our Segment Information table.

(3) Our definition of the non-GAAP measures adjusted operating income, adjusted net income and adjusted diluted earnings per share begins with (a) operating expenses, the most comparable GAAP measure. We add the insurance and claims jury verdict expense accrual and related interest to (a) and subtract the gain on sale of real estate from (a) to arrive at (b) adjusted operating expenses. We subtract (c) total other expense (income) from (b) adjusted operating expenses to arrive at (d) adjusted income before income taxes. We calculate adjusted income tax expense by applying the incremental income tax rate excluding discrete items to the net adjustments and adding this additional income tax to actual income tax expense. We then subtract adjusted income tax expense from adjusted income taxes to arrive at adjusted net income. The adjusted net income is divided by the diluted shares outstanding to calculate the adjusted diluted earnings per share.

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Truckload Transportation Services	$470,277	$403,502	$901,833	$788,505
Werner Logistics	134,012	100,804	251,432	200,657
Other (1)	14,422	15,127	27,681	31,237
Corporate	631	524	1,538	946
Subtotal	619,342	519,957	1,182,484	1,021,345
Inter-segment eliminations (2)	(212)	(449)	(670)	(616)
Total	$619,130	$519,508	$1,181,814	$1,020,729

Operating Income
Truckload Transportation Services	$43,432	$36,036	$76,854	$59,502
Werner Logistics	5,602	2,285	8,359	5,334
Other (1)	243	(541)	(143)	(396)
Corporate	1,506	(867)	828	(1,555)
Total	$50,783	$36,913	$85,898	$62,885

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities. On January 1, 2018, we adopted Accounting Standards Update 2014-09, “Revenue from Contracts with Customers”, using the modified retrospective transition method, and comparative information has not been restated. Adoption of the new standard resulted in a $3.9 million and $7.1 million reduction of Other revenues for the three-month and six-month periods ended June 30, 2018, respectively, that would have been reported as Other operating expense prior to the new standard with no impact to operating income.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of July 23, 2018

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.36%	12.30%	0.5%	12.46%	12.34%	1.0%
Average completed trip length in miles (loaded)	447	470	(4.9)%	448	469	(4.5)%
Average tractors in service	7,548	7,270	3.8%	7,488	7,235	3.5%
Average revenues per tractor per week (1)	$4,027	$3,676	9.5%	$3,900	$3,604	8.2%
Total trailers (at quarter end)	22,870	22,020		22,870	22,020
Total tractors (at quarter end)
Company	7,075	6,615		7,075	6,615
Independent contractor	625	700		625	700
Total tractors	7,700	7,315		7,700	7,315

Werner Logistics segment
Average tractors in service	40	48		42	55
Total trailers (at quarter end)	1,620	1,840		1,620	1,840
Total tractors (at quarter end)	43	48		43	48

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Capital expenditures, net	$119,329	$51,381	$174,835	$65,975
Cash flow from operations (1)	82,589	92,565	182,451	178,493
Return on assets (annualized) (2)	8.2%	5.4%	7.2%	4.5%
Return on equity (annualized) (2)	12.6%	9.1%	10.9%	7.8%

(1) On January 1, 2018, we adopted Accounting Standards Update 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”, by applying the retrospective transition method to each period presented. Adoption of the guidance resulted in a $5.0 million decrease to second quarter 2017 cash flow from operations and a $6.0 million increase to cash flow from operations for the six months ended June 30, 2017.

(2) Excluding the $11.3 million insurance and claims expense for the adverse jury verdict and the $3.5 million gain on sale of real estate in second quarter 2018, return on assets was 9.4% and 7.8% and return on equity was 14.5% and 11.9% for second quarter and year-to-date 2018, respectively.

Werner Enterprises, Inc. - Release of July 23, 2018

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$9,924	$13,626
Accounts receivable, trade, less allowance of $8,548 and $8,250, respectively	333,134	304,174
Other receivables	19,784	26,491
Inventories and supplies	11,596	11,694
Prepaid taxes, licenses and permits	7,698	15,972
Other current assets	31,831	28,272
Total current assets	413,967	400,229

Property and equipment	2,187,896	2,114,337
Less – accumulated depreciation	773,280	767,474
Property and equipment, net	1,414,616	1,346,863

Other non-current assets (1)	142,671	60,899
Total assets	$1,971,254	$1,807,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$13,697	$21,539
Accounts payable	91,916	73,802
Insurance and claims accruals	64,978	79,674
Accrued payroll	35,995	32,520
Other current liabilities	21,631	24,642
Total current liabilities	228,217	232,177

Long-term debt, net of current portion	95,000	75,000
Other long-term liabilities	11,945	12,575
Insurance and claims accruals, net of current portion (1)	202,039	108,270
Deferred income taxes	212,492	195,187

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 71,831,485 and 72,409,222 shares outstanding, respectively	805	805
Paid-in capital	104,799	102,563
Retained earnings	1,324,416	1,267,871
Accumulated other comprehensive loss	(15,675)	(15,835)
Treasury stock, at cost; 8,702,051 and 8,124,314 shares, respectively	(192,784)	(170,622)
Total stockholders’ equity	1,221,561	1,184,782
Total liabilities and stockholders’ equity	$1,971,254	$1,807,991

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.7 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheet as of June 30, 2018. The court has not yet ruled on the apportionment of fault in the accident which could decrease the amount recorded by the Company.

Werner Enterprises, Inc. - Release of July 23, 2018

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

To supplement our financial results presented on a GAAP basis, we provide certain non-GAAP financial measures, including adjusted operating income, adjusted net income and adjusted diluted earnings per share. We believe these non-GAAP financial measures provide a more useful comparison of our performance from period to period because they exclude the effect of items that, in our opinion, do not reflect our core operating performance. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.